Exhibit 99.1

Nxt-ID, Inc. Investor Update Call May 19, 2020

Corporate Speakers

●	Vin Miceli; Nxt-ID, Inc.; President, CFO, CEO & Chairman
●	Kevin O’Connor; Nxt-ID, Inc.; President of LogicMark

PRESENTATION

Operator: Ladies and gentlemen, thank you for standing by and welcome to the Nxt-ID Investor Update Conference Call. (Operator Instructions)

I would now like to hand the conference over to your speaker for today, Vin Miceli. Sir, you may begin. Thank you.

Vin Miceli: Thank you. Thank you, Valerie. Good afternoon all and thank you for joining our call today to discuss Nxt-ID’s unaudited financial and operating results for the three months ended March 31, 2020, and to provide a general update on the business.

During this afternoon’s call, we will be making forward-looking statements, which consist of statements that cannot be confirmed by reference to existing information, including statements regarding our beliefs, goals, expectations, forecasts, projections and future performance, and the assumptions underlying such statements. Please note that there are a number of factors that will cause actual results to differ materially from our forward-looking statements, including factors identified and discussed in our SEC filings. Please recognize that, except as required by applicable law, we undertake no duty to update any forward-looking statements and you should not place any undue reliance on such statements.

So, again, thank you for joining. Again, Vin Miceli. I’m here today with Kevin O’Connor. We will use the format that we have used in the past. I will provide an update on the financial results for the first quarter of 2020. And then I’ll turn the call over to Kevin who will provide a current update on the business over at LogicMark. Kevin will turn it back over to me for some closing remarks, and then we’ll open the call up for some Q&A.

So with that, I’ll start with the financial results for the first quarter. And as we included in our press release, revenues for Q1 came in at about $3.7 million compared to $4.2 million for the three months ended March 31, 2019. If you’ll recall from the call that we had back in the early part of April, Kevin and I had given our investors some preliminary indication that we started to see some softening in our revenues around the middle point of March. And so in estimating that number, I believe the number was somewhere around -- the miss was about $400,000 in revenue that we did not get because of the COVID pandemic.

Now obviously, that’s just an estimate. I think it’s a fairly conservative estimate, but I think it puts it a little bit more in perspective. And more importantly, the contribution margin that was missed from the miss in revenue was probably somewhere in the neighborhood of $300,000 based on our gross profit margin. So hopefully that gives you a little bit more insight.

The gross profit for the quarter this year came in at $2.8 million versus $3.2 million for the 2019 comparable period. The gross profit margin percentage, very strong, continues to be very, very strong at approximately 75%, which has been a staple for the business. Just very strong margins. And so we missed out on roughly $300,000 of additional profit, which basically translated into about $0.01 of additional EPS.

Operating expenses for the three months ended March 31, 2020, were approximately $1.8 million compared to approximately $2.7 million for the same 2019 period. No surprise here. We’ve talked extensively about the progress that we’ve made in reducing our overhead, reducing our operating expenses and trying to get the business positioned for future growth. So no surprises there. Again, on an annual basis, I expect the SG&A expenses or operating expenses to be down somewhere in the neighborhood of $4 million on an annual basis.

Operating income for the three months ended March 31, 2020, was approximately $1.1 million compared to $0.5 million for the comparable 2019 period. And, again, I firmly believe without factoring in the COVID impact, our operating income would have been somewhere in the neighborhood of $1.3 million.

Non-GAAP op income for the three months this year came in at about $1.3 million compared to about $0.9 million for the comparable period. Net cash provided by operating activities for the three months ended March 31, 2020, was $0.5 million compared to about $0.8 million for the same 2019 period.

If everyone will recall, one of the key financial objectives that I had when I started to take over as CEO was to minimize or reduce, if you will, the working capital deficiency that the company had. And so -- although we still have a deficiency, we were able to reduce it by $300,000 in the quarter, which was a big undertaking for us.

In terms of the debt, the term facility, we paid down about $700,000 of term debt in the first quarter. Near and dear to my heart. We need to delever the business -- or the debt, I should say. We did a great job in Q1. We paid down about $700,000. Included in that number was a prepayment of about $150,000. I could have done another $0.25 million, but thought better that with the COVID pandemic going on better to preserve some of the cash position, but easily had enough cash flow to pay down the debt even further.

The company’s current cash -- well, let me just go back a second. The cash balance at the end of March came in at about -- just above $1.4 million. Our cash position currently is right around $1.4 million and our equity has actually grown, which is a great thing for us.

It came in at about $7.3 million. So we’re quite pleased with that. Again, favorable earnings per share of about $0.013. I firmly believe that without COVID, we would have been somewhere in the $0.025 range in EPS. But, again, that’s just our perspective based on what we estimated the miss to be in revenue.

And in terms of the government loan. I would just like to say, I’m sure many of you picked up on the disclosure we had in our recently filed 10-Q, we were fortunate enough to receive about $350,000 in loan proceeds under the Cures Act. We actually were fortunate to make it on the second round, got some funding, which will obviously help us tremendously going forward. And more importantly, we’ll look to get that -- those loan proceeds waived. However, we have to wait 60-day period. So we’ll start that process in July of this year. And that will hopefully offset some of the impact that we will incur in Q2.

So with that, I’ll turn it over to Kevin, and Kevin will provide an update on the business over at LogicMark. Kevin?

Kevin O’Connor: Great. Thanks, Vin. So I’ll spend a little time touching on Q1 and the performance. But as Vin went through the financials, I won’t spend any time on the numbers, just kind of review what we did through the first quarter operationally and some of the things that we’re continuing to do in terms of product and business development.

So first of all, to touch on employee safety and customer support. As we went through Q1, as everybody saw, COVID was going to have a significant impact. So we focused on what we needed to do to make sure that the employee safety was first and foremost so that we could continue our operation, taking care of the employees, and continuing to support the business.

The way we’re structured at LogicMark is that we have for about eight years now had employees around the country. So we’ve got our headquarters, our facility in Louisville, Kentucky, where we do all of our fulfillment. We’ve got staff there, both in the fulfillment center as well as customer service and some sales. And so we were positioned between them and the people that work from home that we could be flexible if we needed to adapt and close down that we could do that. The number one goal was to make sure that we kept the fulfillment portion of the business up and operational. We were able to do that. We kept the staff in Louisville working. Took the precautions to make sure that everybody was safe and make sure that we could continue to support the customers as they called in. And then again, we had people working from home already so that we were able to make sure to support that if things changed in Louisville.

We were considered and are considered in the central business within Kentucky because Kentucky did put some strong restrictions in place. Because we are in the emergency alert/medical alert business providing products to seniors and to the VA, we were considered essential and were allowed to continue to stay open in Louisville.

The operations in Louisville are being managed consistently with health and safety guidelines to follow the state guidelines, making sure that we’re providing the proper PPE for the people that are there. We have not had any issues with employee infection. And, again, we monitor that closely as employees come to work every day to make sure that we’re not putting anyone at risk. We also, early on, restricted all travel and business events, again, to minimize exposure and also to manage the cost as we went through that.

The business continuity through these challenging times, we’ve been working closely with our suppliers, minimizing any supply chain disruption. That’s both on the side of managing the component availability so that we can continue production. Looking at transportation and shipping lead times has been really challenging because as everything has kind of contracted, the availability of shipping, and a lot of it comes in by air, has been very restricted. Costs have gone up and flight availability was limited because they were really trying to make sure that PPE took priority as far as anything that got shipped into the U.S. So our operations team, headed up by Ken in Louisville, did a phenomenal job there, making sure that we were staying in product without swimming in inventory because we did anticipate a little bit of a pullback at the end of the quarter as well as going into Q2.

We’ve been, as Vin mentioned, kind of focused going back to last fall, on rightsizing the business and taking out nonessential costs. And we really feel like that helped us get through this. We had the proper headcount to continue to support our employees. And as been mentioned, the payroll protection program that we were able to take part in the second phase. We have kept everybody on staff. We did not eliminate any employees. And so we feel like we’re in a great position, as the business starts to come back, to take advantage of the increase in demand.

COVID-19 has definitely impacted everybody, and it’s exposed, in particular, vulnerabilities of seniors, whether they’re living alone or living in senior facilities. And that we believe that through our current products and the products that we have in the pipeline through development, that we’re positioned well to provide solutions as the economy starts to come back, and as people start to come out of the shell a little bit and get back into normal life.

As far as customer activity, we had a pretty good start to the first quarter especially with the VA. When we hit mid-March, they were severely impacted. As you can tell, looking around the country, it’s a big impact to health care systems. And the VA is the largest health care system in the country. So we anticipated that there was going to be a pullback as they limited the number of appointments that they took. So they limited the number of veterans that were coming in to see their health care providers and really focused on COVID issues or emergency surgeries. So we knew going into the second quarter that, that was going to have an impact on the business, and we adjusted accordingly.

Starting in beginning of March, we saw a slight pickup in our commercial side of the business. So commercially, we sell through distribution for the durable medical equipment space. We sell through some retail partners. We also sell through pharmacies. And we did see a slight pickup there, really, in our landline-based product for the seniors that were living alone and needed to be able to call friends and family. So there was a slight pickup there and a significant drop in the VA. And as Vin kind of went through the numbers, that we positioned it to finish in a relatively strong position.

What we’re seeing now as we work through this quarter is as health care systems and as the country is starting to open back up, we’re seeing hospitals and health care systems start to take appointments and bringing patients in. The VA is kind of following along those lines. They’ll probably be slightly behind that because a lot of what’s driving the commercial health care systems is -- financially, they’ve been devastated, right? They can’t do elective surgeries, and a lot of the things that drive their volume and their finances were shut off completely. The VA is not quite in that position, so we think that they’ll be slightly behind the commercial health care systems as they turn back on. But we’ve been in communication on a regular basis with the health care providers that we work with, with the inventory control people. And we believe that as it starts turning back on that we will see a pickup in business. There’s a little bit of a pent-up demand. There’s also been, I would say that most of the VA medical centers are -- don’t have strong inventory positions because they don’t know how long this is going to go on. They weren’t bringing in a lot of excess inventory. So as it starts to turn back on, we believe that we will see an uptick in both the VA and also in commercial.

In the commercial channel sales, the start of the quarter was relatively quiet. But then as COVID kind of impacted it, we did see a slight uptick there, as I mentioned.

As far as new product development, we continue to work on the development of the new products. We’re moving forward with both our in-house engineering team. We’ve also brought in a third-party engineering resource that specializes in audio communication. And since our key in this market, really, especially with the non-monitored, no monthly fee is the audio. It’s really important that we are 100% accurate in our audio performance, so we’re confident with this third-party resource that we brought in that we are on track with that.

The Wi-Fi product is progressing. We did have some minor setbacks as we’re looking to launch in the market. One of the sites or channels that we’re looking at launching in is senior living facilities. So we’ve been engaged with some of them, talking about what their needs are and making sure that we’re delivering the right solution. And part of that process is going to be going out and doing site inspections, so we understand what the technical requirements are, making sure that we’re offering the right features in the product. And that we are also providing the right technical in terms of what will work with the infrastructure they have in place.

With COVID-19 impacting senior facilities in a big way in the -- so far with COVID-19, it’s limited our ability. We really can’t get in and meet with anybody. So we’re communicating with them. And as those sites start to open up and we can gain access to them, we plan on moving forward with that and trying to set up some test sites for the Wi-Fi product. And we’re really excited about that because we think that it fills kind of a niche, both for the in-home use and also in senior facilities as we’ve talked about on previous calls.

The 4G product is still in development. There was a delay in the production due to some of the supply chain issues on key components, but we’re submitting production samples for testing in the next two weeks. And then once those get approved, we’ll be doing a preproduction run. We’ll do some in-depth testing in the field and should be ready to get into production late Q2.

We’re also working on another 4G LTE platform that will provide both PERS functionality, so emergency communication, as well as time with an ecosystem. And it will provide health information that could be viewed via the portal that we’ve talked about in the past that our engineering team has developed. We’re working with a potential partner that’s looking to do a large-scale launch in probably late Q2 or early Q3 of 2021. So we’re working on that. We’re pretty excited about it. It’s early in the process, but we’re optimistic that that’s going to be a potential large play for us.

And, again, after reducing our overall cost structure, our strategy and product development, just to make sure that we’ve got a pipeline that’s delivering both for short and medium and long-term so that we continue to roll out new products and meet the needs of the market. And our goal is to really build on the platforms that we have so we think that we could be more efficient in that.

So our outlook at this point for the balance of 2020 remains strong as the U.S. starts to open back up. We think we’re positioned well to survive the balance of the impact from COVID-19 and deliver strong solutions supporting the needs of seniors and the broader health care market going into the future.

Vin, I’ll hand it back off to you.

Vin Miceli: Thank you, Kevin. Thanks. So in summary, I would just like to take you through a little bit of what we’re seeing in Q2. We were quite pleased with the results that we achieved in Q1 in spite of the COVID impact. I was quite pleased.

And so -- but Q2 will also be negatively impacted from COVID. Our actual revenues for the month of April actually were less than our March revenues. And at this juncture, it’s been difficult for us to determine where our May revenues will be at month end based on current trending. I wish I could be more transparent with the investors and provide more guidance on where I expect Q2’s results to be, but it’s unclear at this point.

What I can tell you definitively is that we are doing all that we can to mitigate the COVID impact. We’ve cut additional operating expenses, deferred other operating expenses to help us weather this pandemic. We’re also continuing to micromanage our cash disbursements in an effort to preserve our cash position the best that we can. Reducing our operating expenses has helped us immensely, especially during this very difficult time. We are also very encouraged now that many of the state governments are beginning to slowly open their respective states back up and the positive impact that this will have on our business as well as the overall economy.

So in summary, as Kevin pointed out, we believe we’re well positioned for growth. We have made substantial progress in streamlining the business by significantly reducing the operating expenses and made great strides in delevering the term debt. We also remain laser-focused on achieving our new product development initiatives and introducing new products in Q3, as Kevin alluded to in his discussion.

So with that, Valerie, I’d like to open it up for Q&A. If anybody has any questions that Kevin and I can answer, we’d be more than happy to do so.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) I’m showing no questions at this time.

Vin Miceli: Okay. Well, thank you, everyone. Thanks for participating in the webcast this afternoon. Thank you for your attention, and we look forward to navigating through this difficult time and being as successful as we move forward in 2020. Thank you again, and have a good afternoon.

Operator: Thank you. Ladies and gentlemen, this does conclude today’s conference. Thank you for participating. You may have a great day. You may all disconnect.

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